Exhibit 99.3

                                                     #2700

                                                     CORPORATE COMMUNICATIONS
GRACE NEWS
                                                     W. R. Grace & Co.
                                                     One Town Center Road
                                                     Boca Raton, FL 33486-1010

CONTACT:  Media Relations:                   Investor Relations:
          Jane D. McGuinness                 Susan G. Eccher
          (561)362-1343                      (561)362-1331




                             GRACE ANNOUNCES RATIOS
                            IN SEALED AIR TRANSACTION

         BOCA RATON, Fla., April 7, 1998 -- W. R. Grace & Co. (NYSE: GRA) today announced the amount of "New" Sealed Air Corporation (NYSE: SEE) stock to be received by Grace shareholders as a result of the March 31 transaction between the two companies. For each of the 75,835,454 Grace common shares outstanding at the close of trading on March 31, Grace shareholders will receive .536 of a share of New Sealed Air common stock and .475 of a share of New Sealed Air convertible preferred stock, in addition to one share of the "New" Grace specialty chemicals company.

         New Grace common stock (GRA) and New Sealed Air common (SEE) and convertible preferred (SEE Pr A) stock are expected to begin "regular way" trading on the New York Stock Exchange tomorrow, April 8.

         The receipt of New Grace common shares and New Sealed Air common and convertible preferred shares (other than the receipt of cash in lieu of fractional shares) is intended to be tax-free to Grace shareholders for purposes of U.S. federal income taxes. Information regarding the federal income tax

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consequences of the transactions will be mailed to Grace shareholders shortly.
Questions about the New Grace common stock and the allocation of the tax basis in the transaction can be directed to Grace's transfer agent, ChaseMellon Shareholder Services, at (800)648-8392. Questions about the New Sealed Air common and convertible preferred stock can be directed to New Sealed Air's transfer agent, First Chicago Trust Company of New York, at (800)251-4215.

         New Grace is a leading global supplier of catalysts and silica-based products, specialty construction chemicals and building materials, and container sealants and coatings.

         For more information, visit Grace's Web site at www.grace.com.

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